Exhibit 99.1
Celanese
1601 West LBJ Freeway
P.O. Box 819005
Dallas, TX, 75234, USA
Celanese to Shut Down VAM Production Unit in
Cangrejera, Mexico
DALLAS, Feb. 12, 2009 - Celanese Corporation (NYSE:CE), a leading global chemical company, today announced it will shut down its vinyl acetate monomer (VAM) production unit in Cangrejera, Mexico, and cease VAM production at Cangrejera effective end of February 2009.
Following a thorough assessment of the Cangrejera VAM production unit, the company notes that this capacity reduction is necessitated by the significant change in the global economic environment, the cost structure of its VAM unit operations in Cangrejera, and anticipated lower customer demand.
The VAM production unit at the company’s Cangrejera facility has an annual production capacity of 115,000 tons. The company expects to meet its customer obligations for VAM production from Celanese facilities in North America, Asia and Europe.
Celanese’s Cangrejera plant will continue to produce other products including acetic anhydride, ethyl acetate, methylamines, acetone derivatives, and mesityl oxide to meet customer commitments in Mexico and other countries.
Contacts:

Investor Relations	Media — North America	Media — Mexico
Mark Oberle	Travis Jacobsen	Bertha Rivas
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +52 55 5 480 9143
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	brivas@celanese.com.mx
About Celanese
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,350 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.